QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

ZAZA ENERGY CORPORATION
SUBSIDIARIES AS OF NOVEMBER 30, 2012

Company	Jurisdiction
Toreador Resources Corporation	Delaware
ZaZa Energy Development, LLC	Texas
ZaZa Energy France S.A.S. (f/k/a Toreador Energy France S.A.S.)	France
ZaZa Energy, LLC	Texas
ZaZa France S.A.S. (f/k/a Toreador France S.A.S.)	France
ZaZa Holdings, Inc.	Delaware
ZaZa Holding SAS (f/k/a Toreador Holding S.A.S.)	France
ZaZa International Holding Limited Liability Company (f/k/a Toreador International Holding LLC)	Hungary
ZaZa Petroleum Development, LLC	Texas

QuickLinks

  Exhibit 21.1